Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-49564) on Form S-8 of Pinnacle Financial Partners, Inc. of our report dated June 26, 2013, with respect to the statements of net assets available for benefits of Pinnacle Financial Partners 401(k) Plan as of December 31, 2012 and 2011, the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedule as of December 31, 2012, which report appears in the December 31, 2012 Annual Report on form 11-K of Pinnacle Financial Partners 401(k) Plan.

/s/ Rayburn, Bates & Fitzgerald, P.C.

Brentwood, Tennessee
June 26, 2013